Exhibit 10.04

[EL PASO ELECTRIC COMPANY] LOGO	P.O. Box 982 El Paso, Texas 79960-0982 (915) 543-5711

Imperial Irrigation District Supply & Trading Section 1561 W. Main St., Suite 11A El Centro, CA 92243

Confirmation

This Confirmation shall confirm the transaction agreed to on April 18, 2007 between El Paso Electric Company (“Seller”) and Imperial Irrigation District (“Purchaser”) regarding the sale/purchase of the Products under the terms and conditions as follows:

Governing Agreement:	This transaction is governed by definitions and provisions of the WSPP Agreement, Rate Schedule FERC No. 6, Including Service Schedule C (collectively, the “Agreement”), as such Agreement is supplemented and modified below. Unless otherwise defined in this Confirmation, all capitalized terms shall have the meanings prescribed by the Agreement. In the event of a conflict between the terms of the Agreement and this Confirmation, the terms contained in this Confirmation shall control.

Type of Service:	Physically Settled Call Option for Firm energy pursuant to Service Schedule C.

Seller:	El Paso Electric Company

Purchaser:	Imperial Irrigation District

Delivery Period:	From May 1, 2007 (Hour Ending 0100 Pacific Prevailing Time) to April 30, 2010 (Hour Ending 2400 Pacific Prevailing Time) Monday through Sunday, including North American Electric Reliability Council (NERC) holidays.

Delivery Point:	Palo Verde 500 kV bus unless otherwise agreed by the Parties.

Products:	Firm capacity (and associated firm energy) and system contingent capacity (and associated system contingent energy), in the quantities and for the Delivery Period specified in this Confirmation, as described below:

(A) Firm capacity (and associated firm energy) shall have the meaning described in Service Schedule C.

****=Confidential treatment has been requested for the redacted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

(B)   System contingent capacity (and associated system contingent energy) shall mean firm capacity (as described in this Confirmation); provided, however, system contingent energy shall be interruptible upon notice by Seller to meet its Southwest Reserve Sharing Group (“SRSG”) reserve requirements in the event (and for the duration) that Seller’s system operations group or its successor organization declares an SRSG emergency; provided that upon termination of the emergency, Seller shall reinstate delivery of the interrupted energy consistent with Western Electric Coordinating Council (“WECC”) hourly scheduling protocols. If practicable under the attendant circumstances, Seller shall endeavor to provide an Interval between such notice and such interruption; provided, however, Seller retains the right and ability to Interrupt system contingent capacity Immediately upon notice to Purchaser.

Contract Quantity:	Up to 100 MW of firm capacity (and associated firm energy) and up to 50 MW of system contingent capacity (and associated system contingent energy) in Year 1 and Year 2 and up to 100 MW of firm capacity (associated firm energy) and up to 40 MW of system contingent capacity (and associated system contingent energy) in Year 3.

Total Quantity:	Up to 3,858,000 MWh

Pricing:	The Contract Price for this transaction consists of the Capacity Charge and Energy Charge stated in this paragraph.

Except as otherwise provided in this Confirmation, for any given day in the Delivery Period, Purchaser shall have the daily right, but not the obligation, to schedule any amount of energy, including zero, up to the Contract Quantity, for delivery. Purchaser shall pay Seller the Capacity Charge each month regardless of the amount of energy, if any, that it schedules during the month.

Capacity Charge: The Capacity Charge stated below is applicable to firm capacity and system contingent capacity:

Year	$kW-month
1. May 1, 2007 through April 30, 2008	****
2. May 1, 2008 through April 30, 2009	****
3. May 1, 2009 through April 30, 2010	****

Capacity Charge Reduction: In the event that interruptions arising from Seller’s need to meet its SRSG reserve requirements exceed ten percent (10%) of system contingent capacity energy scheduled by Purchaser during any month, the capacity charge for the affected month shall be reduced by an amount equal to the product of x (as

****=Confidential treatment has been requested for the redacted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

defined below) and the total MWh of scheduled system contingent capacity energy that is so interrupted. For purposes of the calculation prescribed by the preceding sentence, x shall mean, as applicable:

SRSG emergency interruptions in Year 1: ****/MWh
SRSG emergency interruptions in Year 2: ****/MWh
SRSG emergency interruptions in Year 3: ****/MWh

Energy Charge: For firm energy and system contingent capacity energy scheduled and delivered, Purchaser shall pay Seller an Energy Charge equal to the product of (a) the amount of energy (in MWh) scheduled by Purchaser and delivered by Seller for each hour on such day, and (b) the Energy Price, which shall be: **** MMBtu/MWH x Gas Reference Price +**** USD. For purposes of this transaction, the Gas Reference Price means ****

Purchaser may request that Seller provide a fixed Gas Reference Price for a specific calendar month(s). If Seller, in its sole judgment, can accommodate such request, it will provide Purchaser a proposed fixed Gas Reference Price for the requested month(s). If the Parties agree to a fixed Gas Reference Price, Purchaser shall contemporaneously provide Seller a non-amendable schedule stating the minimum amount of energy (which in no event shall be less than 50 MW) to be delivered and received during all Heavy Load Hours during the applicable calendar month(s) (the “Minimum Schedule Energy”). The agreed fixed Gas Reference Price shall apply to all Minimum Schedule Energy scheduled for delivery and receipt in such calendar month. The variable Gas Reference Price described in the immediately preceding paragraph shall apply to all other energy scheduled by Purchaser for delivery and receipt during such month. If the parties are unable to agree upon a fixed Gas Reference Price for any particular month, the variable Gas Reference Price referenced in the immediately preceding paragraph shall apply to all energy scheduled by Purchaser for delivery and receipt during such month.

Scheduling and Dispatching:

Pre-scheduling: In accordance with WECC guidelines, Purchaser will submit a pre-schedule of the energy that it plans to use the day ahead hour by hour, no later than 0615 Pacific Prevailing Time. In connection with its day ahead pre-schedule, Purchaser shall pre-schedule at least 50 MW for all Heavy-Load Hours (as defined below). No minimum energy quantity is required to be scheduled for Light-Load Hours (as defined below). Purchaser may schedule for delivery an increase or decrease of up to 40 MW from the amount scheduled for the immediately preceding hour. When transitioning from a Light-Load Hour to a Heavy-Load Hour, Purchaser may schedule an increase of up to 75 MW from the final Light-Load Hour. When transitioning from a

****=Confidential treatment has been requested for the redacted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

Heavy-Load Hour to a Light-Load Hour, Purchaser may schedule a decrease of up to 75 MW from the final Heavy-Load Hour.

Scheduling Intraday: In accordance with WECC guidelines, Purchaser shall have the right to adjust the amount of day ahead energy previously pre-scheduled for delivery (other than Minimum Schedule Energy) for any hour upwards or downwards by providing notice to Seller by telephone no later than 40 minutes prior to the start of said scheduling hour. Purchaser may vary its pre-schedule by an amount not to exceed 25 MWs.

Light-Load Hours: Light-Load Hours will consist of Hour Ending 0100 thru Hour ending 0600 and Hour Ending 2300 and 2400 Pacific Prevailing Time Monday thru Sunday, including NERC holidays.

Heavy-Load Hours: Heavy-Load Hours will consist of Hour Ending 0700 thru Hour Ending 2200 Pacific Prevailing Time Monday thru Sunday, including NERC holidays.

Calculation Period:	Each calendar month during the Delivery Period.

Payment Terms:	For each calendar month, payment in arrears on or before the last business day of the following calendar month (e.g., payment for May 2007 will be due on June 29, 2007).

Special Terms and Exceptions:

1.      For the purpose of calculating damages, if any, under Section 21.3 of the WSPP Agreement, the term “Contract Price” shall mean the applicable “Energy Price” stated in the “Pricing” paragraph of this Confirmation for any given day; provided, however, in the event of default and any resulting liquidation of the Transaction, “Contract Price” shall have the meaning prescribed by WSPP Agreement.

2.      In the event scheduled system contingent energy is interrupted on account of Seller’s need to meet its SRSG reserve requirements, Purchaser’s sole and exclusive remedy shall be the Capacity Charge Reduction described in the “Pricing” paragraph of this Confirmation.

****=Confidential treatment has been requested for the redacted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

Signatories:	The signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign. This Agreement is executed as of the date first above written.

IMPERIAL IRRIGATION DISTRICT

By:	/s/ Charles J. Hosken
Name:	Charles J. Hosken
Title:	General Manager

By:	/s/ Stella Mendoza
Name:	Stella Mendoza
Title:	President, IID Board of Directors

EL PASO ELECTRIC COMPANY

By:	/s/ Gary Hedrick
Name:	Gary Hedrick
Title:	President and CEO

By:	/s/ Fernando J. Gireud
Name:	Fernando J. Gireud
Title:	Vice President, SEPMIA

****=Confidential treatment has been requested for the redacted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5